Exhibit 99.1

RED HAT, INC. ANNOUNCES PROPOSED $400 MILLION

CONVERTIBLE SENIOR DEBENTURES OFFERING

RALEIGH, NORTH CAROLINA, January 5, 2004 – Red Hat, Inc. (Nasdaq: RHAT) today announced that it intends to offer, subject to market and other conditions, $400 million of convertible senior debentures due in 2024. The Company expects to grant the initial purchaser in this offering the option to purchase up to an additional $80.0 million of convertible subordinated debentures. Red Hat, Inc. intends to use the net proceeds from this offering for general corporate purposes, including possible acquisitions of complementary businesses and technologies and the expansion of its international operations.

The debentures will be the Company’s senior unsecured obligations and will be subordinated in right of payment to all of its existing and future secured debt. The debentures will be convertible at the option of the holder under certain circumstances prior to maturity into shares of common stock of Red Hat at a conversion rate to be determined. The debentures will be redeemable by Red Hat beginning in January 2009 and investors will have the right to require Red Hat to repurchase the debentures in January 2009, 2014 and 2019.

The offer will be made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The convertible senior debentures and the shares of common stock Red Hat, Inc. issuable upon the conversion of the debentures will not be registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Red Hat

Red Hat is the world’s leading enterprise Linux solutions provider and is headquartered in Raleigh, N.C. Red Hat has offices worldwide.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, management’s plans and objectives for future operations, and management’s assessment of market factors, constitute forward-looking statements which involve risks and uncertainties. These risks and uncertainties include, without limitation, reliance upon strategic relationships, management of growth, the possibility of undetected software errors, the risks of economic downturns generally, and in Red Hat’s industry specifically, the risks associated with competition and competitive pricing pressures, the viability of the Internet, and other risks detailed in Red Hat’s filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC’s Web site at http://www.sec.gov.